DESIGNATION AND AMENDMENT NUMBER 1 TO THE

AMENDED AND RESTATED DECLARATION OF TRUST

OF

ROCHESTER PORTFOLIO SERIES

This Designation and Amendment Number 1 is made as of September 23, 2010 to the Amended and Restated Declaration of Trust of Rochester Portfolio Series (the "Trust"), dated as of June 26, 2009, by the duly authorized officer executing this amendment on behalf of the Trustees of the Trust and hereby certifying its adoption by resolution of said Trustees as of said date.

WHEREAS, the Trustees established Rochester Portfolio Series as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated June 13, 1991, as amended and restated January 26, 1995, and as further amended and restated on June 26, 2009 (the “Declaration of Trust”);

WHEREAS, the Trust currently has one series, Limited Term New York Municipal Fund, which currently offers investors Class A, Class B and Class C shares;

WHEREAS, Article IV, Section 4.9 of the Trust’s Declaration of Trust authorizes the Trustees, without shareholder approval, from time to time to create one or more additional Classes of Shares as they deem necessary or desirable, to establish and designate such Class and to fix and determine the relative rights and preferences as between the different classes;

WHEREAS, a majority of the Trustees, pursuant to the foregoing Section 4.9, have determined that it is advisable to establish and designate Class Y Shares of the Trust and have so resolved; and have provided in a Prospectus for the Trust for the establishment and designation and the relative rights, preferences, privileges, limitations, restrictions and other relative terms of such Class;

WHEREAS, pursuant to Section 11.2 of ARTICLE XI of the Declaration of Trust, anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to whether or not any amendment to the Declaration of Trust has been made.

NOW THEREFORE, the undersigned officer hereby certifies that the Declaration of Trust is amended accordingly.

Except as amended hereby, the Declaration of Trust is ratified and confirmed and in full force and effect.

IN WITNESS WHEREOF, the undersigned, acting pursuant to Sections 11.1 and 11.2 of ARTICLE XI of the Declaration of Trust, has signed this amendment on behalf of the Trustees.

Rochester Portfolio Series

/s/Lisa I. Bloomberg, Assistant Secretary

Lisa I. Bloomberg, Assistant Secretary

The Declaration of Trust establishing Rochester Portfolio Series, dated June 13, 1991, as amended and restated on January 26, 1995 and June 26, 2009, and as amended thereafter, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.